Exhibit 10.33
AMENDMENT TO SEVERANCE AGREEMENT
THIS AMENDMENT (the “Amendment”) is entered into as of August 19, 2021 by and between Sterling InfoSystems, Inc., a Delaware corporation (the “Company”) and Steven Barnett (the “Executive”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”).
WHEREAS, the Executive is party to that certain severance letter agreement executed on November 30, 2015 (the “Severance Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Severance Agreement;
WHEREAS, the Parties desire to amend the Severance Agreement as provided in this Amendment, effective as of the effectiveness of the initial public offering (the “IPO”) of Sterling Ultimate Parent Corp., a Delaware corporation (“Parent”), subject to and contingent upon the occurrence of the IPO;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledge, the parties hereto agree as follows:
1.This Amendment shall become effective as of the date of the effectiveness of the IPO (the “Effective Date”). Notwithstanding anything to the contrary herein, this Amendment shall be void ab initio if the Effective Date does not occur on or prior to December 31, 2021.
2.The Severance Agreement is hereby amended by deleting the second paragraph on page one thereof beginning with “While your employment is at-will… and ending with “your termination of employment for any reason” and replacing it with the following:
While your employment is at-will, if your employment is terminated either by the Company for reasons other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (each, a “Qualifying Termination”), except as otherwise provided below in connection with a Change in Control (as defined below), you are eligible to receive (a) continued payment of your base salary (at the rate in effect on your termination date) for twelve (12) months following your termination of employment in accordance with the Company’s regular payroll practices (the “Severance Payments”), (b) healthcare benefits (with you retaining the responsibility for the employee portion of the premium, if any) continuation for twelve (12) months following your termination of employment, if and to the extent such coverage would not subject the Company or any of its affiliates or subsidiaries to any tax or other penalty under The Patient Protection and Affordable Care Act or other applicable law; provided, that such healthcare benefits shall cease when you become eligible to obtain healthcare benefits through new employment of otherwise (the “Healthcare Benefits”), (c) your applicable annual incentive bonus for the calendar year preceding the year in which termination occurs if and to the extent earned but unpaid as of the date of your termination of employment, payable in accordance with the Company’s normal bonus payment schedule, (d) a pro-rated portion of your annual incentive bonus for the calendar year in which your termination date occurs, which pro-rata annual incentive bonus is equal to your annual incentive bonus at target (the “Target Annual Bonus Opportunity”) for the year in which your termination date occurs multiplied by a fraction where the numerator is the number of calendar days from January 1 of the year in which your termination date occurs until your termination date and the denominator is 365, (the “Pro Rata Bonus” and, together with earned but unpaid bonus described in clause (c) above, the “Accrued Bonuses”) and (e) with respect to each nonqualified stock option and other equity incentive award of Sterling Ultimate Parent Corp. (“Parent”) issued and outstanding to you as of your termination date under any equity incentive plan maintained by Parent from time to time (including the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan and the Sterling Ultimate Parent Corp. 2021 Omnibus Incentive Plan (the “Parent 2021 Incentive Plan”)) (each, an “Equity Incentive Award”), accelerated vesting of the portion (if any) of such Equity Incentive Award scheduled to vest by its terms during the one year period following your termination date (subject, in the case of awards subject to performance-based vesting, to satisfaction of the applicable performance-vesting requirements during such one year period); provided, however, that, solely with respect to each Equity Incentive Award granted under the Parent 2021 Incentive Plan on or around the effective date of the initial public offering of Parent (each, an “IPO Grant”), if the Qualifying Termination occurs within one (1) year following the applicable date of grant, you will vest in a pro rata portion of the such IPO Grant equal to the portion of such IPO Grant scheduled to vest by its terms on the second (2nd) anniversary of the applicable grant date multiplied by a fraction, the numerator of which is the sum of the number of completed months worked from the applicable grant date through your termination date plus twelve (12) and the denominator of which is twenty-four (24).
Notwithstanding anything to the contrary in the paragraph above, if you experience a Qualifying Termination within three (3) months prior to or twenty-four (24) months following a “Change in Control” (as defined below), then, (i) the “Severance Payments” shall mean an amount equal to the sum of your annual base salary (at the rate in effect on your termination date) and Target Annual Bonus Opportunity for the year in which your termination date occurs, (ii) the Pro Rata Bonus will be calculated based off of the greater of your Target Annual Bonus Opportunity for the year in which your termination date occurs and the average annual bonus paid to you over the preceding two (2) completed years, and (iii) each Equity Incentive Award will fully (100%) vest (subject, in the case of awards subject to performance-based vesting, to actual performance attainment through your termination date, as determined in good faith by the board of directors of Parent in its sole discretion). In the event payments have commenced pursuant to the preceding paragraph prior to the occurrence of a Change in Control and a Change in Control occurs within three (3) months after your termination date, Severance Payment installments after the date of the Change in Control will be adjusted to reflect the payments made prior to the Change in Control so that the aggregate Severance Payments will be as required under this paragraph. For purposes of this Agreement, “Change in Control” shall mean a “Change in Control” as defined in the 2021 Incentive Plan, provided that for purposes of any amounts deemed to constitute “nonqualified deferred compensation” subject to Section 409A, an event shall not constitute a Change in Control unless and until it constitutes a “change in control event” as defined in Treas. Reg. §1.409A-3(i)(5).
Notwithstanding anything to the contrary herein, your entitlement to the Severance Payments, Healthcare Benefits, Accrued Bonuses and Equity Incentive Award vesting shall be subject to and contingent upon your (A) continuing to adhere to all previous commitments to the Company (including, but not limited to, the restrictive covenants set forth on the attached Exhibit A) (the “Restrictive Covenant Requirements”), and (B) having executed and delivered to the Company a separation and general release agreement in a form acceptable to the Company, which will include your reaffirmation of the Restrictive Covenant Requirements set forth on Exhibit A (the “Release”) and such Release having become irrevocable within sixty (60) days following your termination of employment. The Accrued Bonuses (if any) shall be paid and the Severance Payments shall commence, on the first regularly scheduled payroll date following the date the Release becomes irrevocable, with any Severance Payments that otherwise would have been paid prior to such payment date paid on such payment date; provided, that, if the sixty (60) day period set forth above spans two (2) tax years, payment shall be made or commence, as applicable, in the second tax year. Except as specifically set forth in this Agreement, you shall not be entitled to any compensation, severance, or other benefits (other than vested benefits under any employee benefit plans of the Company in which you participated as of the date of termination) from the Company or any of its subsidiaries or affiliates upon or in connection with, your termination of employment for any reason.
3.The Severance Agreement is amended by deleting the following sentence: “Upon termination of your employment your outstanding option awards will be governed by the terms of the applicable plan and award agreement.” and replacing it with the following:
“Upon termination of your employment, except as otherwise provided in this Agreement, your outstanding Equity Incentive Awards will be governed by the terms of the applicable plan and award agreement.”
4.The paragraph of the Severance Agreement beginning with the words “The payments and benefits under this Agreement are intended to be exempt from Section 409A…” is amended by inserting the following language at the end of such paragraph:
“If you are a “specified employee” for purposes of Section 409A, to the extent any amounts payable hereunder in connection with a separation from service constitute n“on-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from your termination date and (ii) the date of your death, with any delayed amounts being paid in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.”
5.Section 280G. The Severance Agreement is hereby amended by inserting the following paragraphs immediately following the last paragraph thereof:
“If (i) the aggregate of all amounts and benefits due to you under this Agreement or under any other plan, program, agreement, or arrangement with the Company or any of its affiliates or subsidiaries would, if received by you in full and valued under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), constitute “parachute payments” as defined in and under Section 280G (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount you would receive, after all taxes, if you received aggregate 280G Benefits equal (as valued under Section 280G) to only three (3) times your “base amount” as defined in and under Section 280G, less $1.00, then (iii) such 280G Benefits payable in cash, and/or such benefits under the Equity Incentive Awards, in either case as you shall select shall (to the extent that the reduction of such 280G Benefits can achieve the intended result) be reduced or eliminated to the extent necessary so that the aggregate 280G Benefits received by you will not constitute parachute payments; provided, that, any such reduction shall be effected in a manner intended to comply with Section 409A. The determinations with respect to this paragraph shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless you reasonably object to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm chosen by the parties to this Agreement. It is possible that after the determinations and selections made pursuant to the preceding paragraph, you will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under this paragraph (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then you shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such payment. In the event that it is determined (i) by a court or (ii) by the Auditor upon request by a party to this Agreement, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of this paragraph not been applied until the date of such payment.”
    6.    The Restrictive Covenant Requirements set forth on Exhibit A attached to the Severance
Agreement are hereby amended as follows:
(a)Section 3 (Noncompetition) of the Restrictive Covenant Requirements set forth on Exhibit A attached to the Severance Agreement is hereby amended by deleting the words “eighteen (18) months” in the first sentence thereof and replacing it with the words “twelve (12) months”.
(b)Section 4 (Nonsolicitation) of the Restrictive Covenant Requirements set forth on Exhibit A attached to the Severance Agreement is hereby amended by deleting the words “thirty (30) months” in the first sentence thereof and replacing it with the words “eighteen (18) months”.
(c)The Executive hereby ratifies the Restrictive Covenant Requirements set forth on Exhibit A attached to the Severance Agreement, as modified by this Amendment, and the Executive acknowledges and agrees that such Restrictive Covenant Requirements remain in full force and effect.
    7.    The Severance Agreement, together with this Amendment, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior representations, agreements, and understandings (including any prior course of dealings), whether written or oral, between the parties hereto with respect to the subject matter hereof.
    8.    This Amendment shall be construed and enforced in accordance with, and the laws of the
State of New York hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.
    9.    This Amendment may be executed by facsimile or electronic transmission (e.g., “pdf”) and in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

STERLING INFOSYSTEMS, INC.

By: /s/ Peter Walker
Name: Peter Walker
Title: Chief Financial Officer & Treasurer

EXECUTIVE

/s/ Steve Barnett
Steven Barnett